UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 22, 2010

AFFINION GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-133895	16-1732152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On September 22, 2010, Affinion Group, Inc. (the “Company”) issued a press release announcing that its parent, Affinion Group Holdings, Inc. (“Holdings”), intends to sell in a private placement offering, subject to market conditions, approximately $325.0 million in aggregate principal amount of Holdings’ senior notes due 2015 (the “Proposed Offering”). The Company’s press release announcing the Proposed Offering is attached as Exhibit 99.1 and is incorporated herein by reference.

The following information regarding the Company is being disclosed to certain persons in connection with the Proposed Offering:

Holdings’ Pro forma Adjusted EBITDA (as defined below) for the twelve months ended June 30, 2010, after giving effect to the acquisition by the Company and Affinion Loyalty Acquisition, LLC of Loyalty Travel Agency, L.L.C. and Connexions Loyalty Travel Solutions, L.L.C. (the “CLTS Acquisition”) is $347.4 million.

Adjusted EBITDA consists of Holdings’ income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in Holdings’ debt agreements to test the permissibility of certain types of transactions, including debt incurrence. Pro forma Adjusted EBITDA is Adjusted EBITDA as further adjusted to give effect to the completion of the CLTS Acquisition as if it had occurred on July 1, 2009. Holdings believes that the inclusion of each of Adjusted EBITDA and Pro forma Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA and Pro forma Adjusted EBITDA are not measurements of liquidity or financial performance under U.S. GAAP, and Adjusted EBITDA and Pro forma Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA or Pro forma Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

Set forth below is a reconciliation of Holdings’ consolidated net cash provided by operating activities to Adjusted EBITDA and Pro forma Adjusted EBITDA:

Twelve Months Ended June 30, 2010(a)
(in millions)
Net cash provided by operating activities	$80.3
Interest expense, net	182.2
Income tax expense	15.7
Amortization of favorable and unfavorable contracts	2.2
Amortization of debt discount and financing costs	(12.2)
Preferred stock dividend and accretion	(4.4)
Unrealized loss on interest rate swaps	(3.1)
Deferred income taxes	(13.9)
Payment received for assumption of loyalty points program liability	(8.7)
Changes in assets and liabilities	67.7
Effect of the Transactions, reorganizations, certain legal costs and net cost savings(b)	7.7
Other, net(c)	18.6

Adjusted EBITDA(d)	332.1
Effect of the CLTS Acquisition(e)	15.3

Pro forma Adjusted EBITDA	$347.4

(a)	Represents consolidated financial data for the year ended December 31, 2009, minus consolidated financial data for the six months ended June 30, 2009, plus consolidated financial data for the six months ended June 30, 2010.

(b)	Eliminates the effect of the consummation on October 17, 2005, of the acquisition (the “Acquisition”) by the Company of Affinion Group, LLC (known as Cendant Marketing Group, LLC prior to the consummation of the Acquisition) and Affinion International Holdings Limited (known as Cendant International Holdings Limited prior to the consummation of the Acquisition) and the purchase agreement, the indemnification agreement, the non-solicit agreement and the non-compete agreement entered into in connection with the Acquisition (collectively, the “Transactions”), legal expenses for certain legal matters and certain severance costs.
(c)	Eliminates net changes in certain reserves, foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, the loss from an investment accounted for under the equity method, consulting fees paid to Apollo, costs related to acquisitions and facility exit costs.
(d)	Adjusted EBITDA does not give pro forma effect to the acquisition of a marketing services and procurement services provider for a leading Italian financial institution that was completed in the fourth quarter of 2009 and the acquisition of credit card registration membership contracts from a U.S.-based financial institution that was completed in the first quarter of 2010. However, Holdings and the Company do make such accretive pro forma adjustments as if such acquisitions had occurred on July 1, 2009 in calculating the Adjusted EBITDA for the twelve months ended June 30, 2010 under Holdings’ senior unsecured term loan facility, the Company’s senior secured credit facility and the indentures governing the Company’s notes for covenant compliance purposes.
(e)	Gives effect to the completion of the CLTS Acquisition as if it had occurred on July 1, 2009.

The information contained in this Current Report shall not constitute an offer to sell or a solicitation of an offer to purchase any notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Note: The information contained under this Item 7.01 in this Current Report (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit

99.1	Press release dated September 22, 2010, issued by Affinion Group, Inc. announcing proposed private placement of senior notes by Affinion Group Holdings, Inc.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINION GROUP, INC.

Date: September 22, 2010	By:	/S/ TODD H. SIEGEL
	Name:	Todd H. Siegel
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

99.1	Press release dated September 22, 2010, issued by Affinion Group, Inc. announcing proposed private placement of senior notes by Affinion Group Holdings, Inc.